As filed with the Securities and Exchange Commission on October 26, 1998
                                             Registration No. 33-________



==============================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549


                                     FORM S-8

                              Registration Statement
                                       Under
                            The Securities Act of 1933


                          FLORIDA PROGRESS CORPORATION
              (Exact name of registrant as specified in its charter)
                     Florida                       59-2147112
           (State of Incorporation)     (I.R.S. Employer Identification No.)

                One Progress Plaza, St. Petersburg, Florida  33701
               (Address of Principal Executive Offices) (Zip Code)

            SAVINGS PLAN FOR EMPLOYEES OF FLORIDA PROGRESS CORPORATION
                             (Full title of the plan)

                                 PAMELA A. SAARI
                                    Treasurer
                           Florida Progress Corporation
                                                  One Progress Plaza
                            St. Petersburg, FL 33701
                                 (727) 820-5871
(Name, address and telephone number, including area code, of agent for service)

                                                             CALCULATION OF REGISTRATION FEE
===============================================================================================================

                                                               Proposed         Proposed
                                                                Maximum          Maximum
Title of Each                            Amount                 Offering         Aggregate       Amount of
Class of Securities                      to be                   Price           Offering      Registration
to be Registered                      Registered(1)            Per Unit(2)       Price (2)          Fee

Common Stock,
without par value(3)                  2,500,000 Shs.           $43.125            $107,812,500      $29,972

Rights to purchase
units of Series A Junior
Participating Preferred Stock               (3)                        (4)              (4)           (5)

Interests in the Savings
Plan for Employees of Florida
Progress Corporation                        (6)                        (7)              (7)           (5)

===============================================================================================================

(1) Pursuant to Rule 416, this Registration Statement also relates to such indeterminate number of additional securities as may be issuable as a result of stock splits, stock dividends, recapitalization, mergers, reorganizations, combinations or exchange of shares or other similar events.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, as amended
        (the "Act"), and based on the average of the high and low sales prices of the Common Stock in New York Stock Exchange Composite Transactions on
        October 22, 1998.






(3)      The rights ("Rights") to purchase units of Series A Junior
         Participating Preferred Stock ("Series A Preferred") presently are attached to and will trade with the Common Stock. Each share of Common
         Stock presently has associated with it approximately two-thirds of one
         Right to purchase one one-hundredth of a share of Series A Preferred, subject to adjustment.

(4) The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

(5) Since no separate consideration is paid for the Rights or Participations, the registration fee for such securities is included in the registration fee for the Common Stock.

(6)      In addition, pursuant to Rule 416(c) under the Act, this Registration
         Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(7)      Not applicable.

         Pursuant to Rule 429 under the Securities Act, the prospectus relating to this registration statement will be used as a combined prospectus in connection with this registration statement and registration statement no. 333-19037. Pursuant to Rule 428(b)(1), the documents constituting the Prospectus from Part I of Form S-8 will be sent or given to employees, but are not filed herewith.

         This registration statement shall become effective upon filing with the Securities and Exchange Commission (the "SEC") in accordance with
         General Instruction D to Form S-8 and Section 8(A) of the Securities
         Act and Rules 456 and 462 promulgated thereunder.


                                 PART II.

            Information Required in the Registration Statement


Item 3. Incorporation of Documents by Reference.

        Florida Progress Corporation (the "Company") and the Savings Plan for Employees of Florida Progress Corporation (the "Plan") hereby provide that the following documents heretofore filed by the Company with the Securities and Exchange Commission ("SEC") (File No. 1-8349), as amended, are incorporated herein by reference:

        1. Annual Report on Form 10-K for the year ended December 31, 1997, as filed with the SEC on March 19, 1998.

        2. Annual Report on Form 11-K for the year ended December 31, 1997, as filed with the SEC on June 23, 1998.

        3. The Company's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30, 1998, as filed with the SEC on May 8 and August 13, 1998, respectively.

            4. The Company's Current Reports on Form 8-K dated January 13, January 26, January 30, February 9, February 12, February 19, April 17, June 2, July 16 and October 15, 1998, as filed with the SEC on January 15, January 29, January 30, February 10, February 12, February 20, April 22, June 2, July 21, and October 19, 1998, respectively.

        5. The description of the Common Stock of the Company contained in Item 4 of the Company's Registration Statement on Form 8-B (No. 1-8349) that was filed with the SEC on May 21, 1982, as updated by the following reports of the Company, each of which is also incorporated herein by reference: Part II, Item 2 of Quarterly Report on Form 10-Q for the quarter ended March 31, 1985 that was filed with the SEC on May 14, 1985; Part II, Item 4 of Quarterly Report on Form 10-Q for the quarter ended March 31, 1990 that was filed with the SEC on May 14, 1990; and the Current Report on Form 8-K dated November 21, 1991 that was filed with the SEC on November 27, 1991.

    All documents filed by the Company or the Plan pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of the filing of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

    Kenneth E. Armstrong is named in certain documents incorporated by reference in this registration statement as an expert with respect to statements relating to matters of law or expressing legal conclusions. Mr. Armstrong is Vice President and General Counsel of Florida Progress Corporation.

Item 6.  Indemnification of Directors and Officers.

    The Florida Business Corporation Act, as amended (the "Florida Act"), provides that, in general, a business corporation may indemnify any person who is or was a party to any proceeding (other than an action by, or in the right of, the corporation) by reason of the fact that he or she is or was a director or officer of the corporation, against liability incurred in connection with such proceeding, provided certain standards are met, including that such officer or director acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and provided further that, with respect to any criminal action or proceeding, the officer or director had no reasonable cause to believe his or her conduct was unlawful. In the case of proceedings by or in the right of the corporation, the Florida Act provides that, in general, a corporation may indemnify any person who was or is a party to such proceeding by reason of the fact that he or she is or was a director or officer of the corporation against expenses and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of such proceeding, including the appeal thereof, provided that such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interest of the corporation, and provided further that no indemnification shall be made in respect of any claim as to which such person is adjudged liable unless a court of competent jurisdiction determines upon application that such person is fairly and reasonably entitled to indemnity. To the extent that any officers or directors are successful on the merits or otherwise in the defense of any of the proceedings described above, the Florida Act provides that the corporation is required to indemnify such officers or directors against expenses actually and reasonably incurred in connection therewith. However, the Florida Act further provides that, in general, indemnification or advancement of expenses shall not be made to or on behalf of any officer or director if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute: (i) a violation of the criminal law, unless the director or officer had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe it was unlawful; (ii) a transaction from which the director or officer derived an improper personal benefit; (iii) in the case of a director, a circumstance under which the director has voted for or assented to a distribution made in violation of the Florida Act or the corporation's articles of incorporation; or (iv) willful misconduct or a conscious disregard for the best interest of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder. Article XI of the Company's By-laws provides that the Company shall indemnify any director, officer or employee or any former director, officer or employee to the full extent permitted by law.

    The Company has purchased insurance with respect to, among other things, the liabilities that may arise under the statutory provisions referred to above. The directors and officers of the Company also are insured against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they are not indemnified by the Company.


Item 7.  Exemption from Registration Claimed.

    Not applicable.


Item 8.  Exhibits.

4.(a)*   -     Restated Articles of Incorporation, as amended, of Florida
               Progress Corporation. (Filed as Exhibit 3(a) to the Company's
               Annual Report on Form 10-K for the year ended December 31, 1991 as filed with the SEC (File No. 1-8349) on March 30, 1992.)

4.(b)*   -     Shareholder Rights Agreement, dated as of November 21, 1991, between the Company and Manufacturers Hanover Trust Company, with form of Rights Certificate attached thereto as Exhibit A. (Filed as Exhibit 4(a) to the Company's Form 8-K dated November 21,
               1991, as filed with the SEC (File No. 1-8349) on November 27,
               1991.)

4.(c)*   -     Amendment dated February 20, 1997 to Shareholder Rights
               Agreement dated November 21, 1991, between Florida Progress and
               The First National Bank of Boston. (Filed as Exhibit 4(a) to the
               Florida Progress Form 10-K for the year ended December 31, 1996, as filed with the SEC on March 27, 1997).

4.(d)*   -     Amended Articles of Incorporation, as amended, of Florida Power
               Corporation ("Florida Power"). (Filed as Exhibit 3(a) to the
               Florida Power Annual Report on Form 10-K for the year ended
               December 31, 1991 as filed with the SEC (File No. 1-3274) on
               March 30, 1992.)

4.(e)*   -     Indenture, dated as of January 1, 1944 (the "Indenture"),
               between Florida Power and Guaranty Trust Company of New York and
               The Florida National Bank of Jacksonville, as Trustees. (Filed as
               Exhibit B-18 to Florida Power's Registration Statement on Form
               A-2 (No. 2-5293) filed with the SEC on January 24, 1944.)

4.(f)*   -     Seventh Supplemental Indenture, dated as of July 1, 1956,
               between Florida Power and Guaranty Trust Company of New York and
               The Florida National Bank of Jacksonville, as Trustees, with reference to the modification and amendment of the Indenture.
               (Filed as Exhibit 4(b) to Florida Power's Registration Statement on Form S-3 (No. 33-16788) filed with the SEC on September 27,
               1991.)

4.(g)*   -     Eighth Supplemental Indenture, dated as of July 1, 1958, between
               Florida Power and Guaranty Trust Company of New York and The
               Florida National Bank of Jacksonville, as Trustees, with reference to the modification and amendment of the Indenture.
               (Filed as Exhibit 4(c) to Florida Power's Registration Statement on Form S-3 (No. 33-16788) filed with the SEC on September 27,
               1991.)

4.(h)*   -     Sixteenth Supplemental Indenture, dated as of February 1, 1970, between Florida Power and Morgan Guaranty Trust Company of New
               York and The Florida National Bank of Jacksonville, as Trustees, with reference to the modification and amendment of the Indenture. (Filed as Exhibit 4(d) to Florida Power's
               Registration Statement on Form S-3 (No. 33-16788) filed with the
               SEC on September 27, 1991.)

4.(i)*   -     Twenty-Ninth Supplemental Indenture dated as of September 1,
               1982, between Florida Power and Morgan Guaranty Trust Company of
               New York and Florida National Bank, as Trustees, with reference to the modification and amendment of the Indenture. (Filed as Exhibit 4(c) to Florida Power's Registration Statement on Form
               S-3 (No. 2-79832) filed with the SEC on September 17, 1982.)

4.(j)*   -     Thirty-Eighth Supplemental Indenture dated as of July 25, 1994, between Florida Power and First Chicago Trust Company of New
               York, as successor Trustee, Morgan Guaranty Trust Company of New
               York, as resigning Trustee, and First Union National Bank of
               Florida, as resigning Co-Trustee, with reference to confirmation of First Chicago Trust Company of New York as successor Trustee under the Indenture. (Filed as Exhibit 4.(f) to Florida Power's
               Registration Statement on Form S-3 (No. 33-55273) as filed with the SEC on August 29, 1994.)

4.(k)*   -     Form of Certificate representing shares of Florida Progress
               Common Stock. (Filed as Exhibit 4(b) to Florida Progress' Form
               10-K for the year ended December 31, 1996, as filed with the SEC on March 27, 1997.)

5.(a)    -     Opinion of Kenneth E. Armstrong, Esq. regarding the legality of the Common Stock to be issued.

5.(b)*   -     Copy of the Internal Revenue Service determination letter dated
               July 20, 1989, to the effect that the plan is qualified under
               Section 401 of the Internal Revenue Code. (Filed as Exhibit 5(b) to the Company's Registration Statement on Form S-8 (No.
               33-37336) filed with the SEC on October 4, 1990.)

5.(c)*   -     Internal Revenue Service determination letter dated June 13,
               1996, to the effect that the plan is qualified under Section 401 of the Internal Revenue Code. (Filed as Exhibit 5.(c) to the
               Company's Registration Statement on Form S-8 (No. 333-19037) filed with the SEC on December 31, 1996.)

23.(a)   -     Consent of KPMG Peat Marwick LLP, independent certified public accountants.

23.(b)   -     Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

23.(c)   -     Consent of Kenneth E. Armstrong, Esq. is contained in his
               opinion filed as Exhibit 5.(a).

24       -     Powers of Attorney are included on the signature page of this
               Registration Statement.


*Incorporated herein by reference.

   The undersigned registrant has submitted the Plan and any amendments thereto to the Internal Revenue Service (the "IRS") in a timely manner, and the Plan has been qualified by the IRS as indicated in Exhibit 5(b). The registrant hereby undertakes to make all changes, if any, required by the IRS in order to maintain the qualification of the Plan.

 Item 9.  Undertakings.

   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof)which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

   provided, however, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on the 26th day of October, 1998.

                                   FLORIDA PROGRESS CORPORATION

                                   By:  /s/ Richard Korpan

                     Richard Korpan, Chairman, President and
                             Chief Executive Officer

   KNOW ALL MEN BY THESE PRESENTS that each of the undersigned officers and directors of Florida Progress Corporation (the "Company"), a Florida corporation, for himself or herself and not for one another, does hereby constitute and appoint KENNETH E. ARMSTRONG, JEFFREY R. HEINICKA, PAMELA A. SAARI and DOUGLAS E. WENTZ, and each of them, a true and lawful attorney in his or her name, place and stead, in any and all capacities, to sign his or her name to any and all amendments, including post-effective amendments, to this registration statement with respect to the proposed issuance, sale and delivery by the Company of shares of its Common Stock pursuant to the Savings Plan for Employees of Florida Progress Corporation, and to cause the same to be filed with the Securities and Exchange Commission, granting unto said attorneys and each of them full power and authority to do and perform any act and thing necessary and proper to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, and each of the undersigned for himself or herself hereby ratifies and confirms all that said attorneys or any one of them shall lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


   Signature                                        Title                                 Date


(i)   /s/ Richard Korpan                Chairman, President and Chief Executive        October 26, 1998
      Richard Korpan                    Officer and Director
      Principal Executive Officer

(ii)  /s/ Jeffrey R. Heinicka           Senior Vice President and                      October 26, 1998
      Jeffrey R. Heinicka               Chief Financial Officer
      Principal Financial Officer

(iii) /s/ John Scardino, Jr.            Vice President and Controller                  October 26, 1998
      John Scardino, Jr.
      Principal Accounting Officer


(iv) A majority of the Directors, including (i) above:


   Signature                                 Title                                    Date


Willard D. Frederick, Jr.                   Director

/s/ Michael P. Graney                       Director                                 October 26, 1998
Michael P. Graney

/s/ Frank C. Logan                          Director                                 October 26, 1998
Frank C. Logan

/s/ Clarence V. McKee                       Director                                 October 26, 1998
Clarence V. McKee

/s/ Vincent J. Naimoli                      Director                                 October 26, 1998
Vincent J. Naimoli

/s/ Richard A. Nunis                        Director                                 October 26, 1998
Richard A. Nunis

/s/ Joan D. Ruffier                         Director                                 October 26, 1998
Joan D. Ruffier

/s/ Robert T. Stuart, Jr.                   Director                                 October 26, 1998
Robert T. Stuart, Jr.

Jean Giles Wittner                          Director


   (v) The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Petersburg, State of Florida, on October 26, 1998.

SAVINGS PLAN FOR EMPLOYEES OF
FLORIDA PROGRESS CORPORATION


By:  /s/ Karen T. Rezanka
   Karen T. Rezanka
   Member of the Investment Committee
   for the Savings Plan for Employees
   of Florida Progress Corporation

                                EXHIBIT INDEX




4.(a)*- Restated Articles of Incorporation, as amended, of the Company. (Filed as Exhibit 3(a) to the Company's Annual Report on Form 10-K for the year ended December 31, 1991 as filed with the SEC (File No.
          1-8349) on March 30, 1992.)

4.(b)*- Shareholder Rights Agreement, dated as of November 21, 1991, between the Company and Manufacturers Hanover Trust Company, with form of Rights Certificate attached thereto as Exhibit A. (Filed as Exhibit 4(a) to the Company's Form 8-K, dated (date of event reported) November 21, 1991, as filed with the SEC (File No. 1-8349) on November 27, 1991.)

4.(c)*- Amendment dated February 20, 1997 to Shareholder Rights Agreement dated November 21, 1991, between Florida Progress and The First National Bank of Boston. (Filed as Exhibit 4(a) to the Florida Progress Form 10-K for the year ended December 31, 1996, as filed with the SEC on March 27, 1997.)

4.(d)*- Amended Articles of Incorporation, as amended, of Florida Power Corporation ("Florida Power"). (Filed as Exhibit 3(a) to the Florida Power Annual Report on Form 10-K for the year ended December 31, 1991 as filed with the SEC (File No. 1-3274) on March 30, 1992.)

4.(e)*- Indenture, dated as of January 1, 1944 (the "Indenture"), between Florida Power and Guaranty Trust Company of New York and The Florida National Bank of Jacksonville, as Trustees. (Filed as Exhibit B-18 to Florida Power's Registration Statement on Form A-2 (No. 2-5293) filed with the SEC on January 24, 1944.)

4.(f)*- Seventh Supplemental Indenture, dated as of July 1, 1956, between Florida Power and Guaranty Trust Company of New York and The Florida National Bank of Jacksonville, as Trustees, with reference to the modification and amendment of the Indenture. (Filed as Exhibit 4(b) to Florida Power's Registration Statement on Form S-3 (No. 33-16788) filed with the SEC on September 27, 1991.)

4.(g)*- Eighth Supplemental Indenture, dated as of July 1, 1958, between Florida Power and Guaranty Trust Company of New York and The Florida National Bank of Jacksonville, as Trustees, with reference to the modification and amendment of the Indenture. (Filed as Exhibit 4(c) to Florida Power's Registration Statement on Form S-3 (No. 33-16788) filed with the SEC on September 27, 1991.)

4.(h)*- Sixteenth Supplemental Indenture, dated as of February 1, 1970, between Florida Power and Morgan Guaranty Trust Company of New York and The Florida National Bank of Jacksonville, as Trustees, with reference to the modification and amendment of the Indenture. (Filed as Exhibit 4(d) to Florida Power's Registration Statement on Form S-3 (No. 33-16788) filed with the SEC on September 27, 1991.)

4.(i)*- Twenty-Ninth Supplemental Indenture dated as of September 1, 1982, between Florida Power and Morgan Guaranty Trust Company of New York and Florida National Bank, as Trustees, with reference to the modification and amendment of the Indenture. (Filed as Exhibit 4(c) to Florida Power's Registration Statement on Form S-3 (No. 2-79832) filed with the SEC on September 17, 1982.)

4.(j)*- Thirty-Eighth Supplemental Indenture dated as of July 25, 1994, between Florida Power and First Chicago Trust Company of New York, as successor Trustee, Morgan Guaranty Trust Company of New York, as resigning Trustee, and First Union National Bank of Florida, as resigning Co-Trustee, with reference to confirmation of First Chicago Trust Company of New York as successor Trustee under the Indenture. (Filed as Exhibit 4.(f) to Florida Power's Registration Statement on Form S-3 (No. 33-55273) as filed with the SEC on August 29, 1994.)

4.(k)*- Form of Certificate representing shares of Florida Progress Common Stock. (Filed as Exhibit 4(b) to Florida Progress' Form 10-K for the year ended December 31, 1996, as filed with the SEC on March 27, 1997.)

5.(a) - Opinion of Kenneth E. Armstrong, Esq. regarding the legality of the Common Stock to be issued.

5.(b)*- Copy of the Internal Revenue Service determination letter dated July 20, 1989, to the effect that the plan is qualified under Section 401 of the Internal Revenue Code. (Filed as Exhibit 5(b) to the Company's Registration Statement on Form S-8 (No. 33-37336) filed with the SEC on October 4, 1990.)

5.(c)*- Internal Revenue Service determination letter dated June 13, 1996, to the effect that the plan is qualified under Section 401 of the Internal Revenue Code.(Filed as Exhibit 5.(c) to the Company's Registration Statement on Form S-8 (No. 333-19037) filed with the SEC on December 31, 1996.)

23.(a)- Consent of KPMG Peat Marwick LLP, independent certified public accountants.

23.(b)- Consent of PricewaterhouseCoopers LLP, independent certified public accountants.

23.(c)- Consent of Kenneth E. Armstrong, Esq. is contained in his opinion filed as Exhibit 5.(a).

24   -    Powers of Attorney are included on the signature page of this
          Registration Statement.

--------------
*  Incorporated herein by reference.